Exhibit 99.3

Bio-Path Holdings to Present Data at the 2016 ASH Annual Meeting

HOUSTON—November 4, 2016 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming poster presentation at the 2016 American Society of Hematology (ASH) Annual Meeting, taking place from December 3-6, 2016 in San Diego, CA.

Dr. Ana Tari Ashizawa, Director of Research at Bio-Path, will present preclinical and clinical data of BP1001 (Liposomal Grb2 antisense) for the treatment of chronic myeloid leukemia (CML).

Details for the poster presentation are as follows:

Date: Monday, December 5, 2016

Presentation Time: 6:00 pm – 8:00 pm Pacific Time

Location: San Diego Convention Center, Hall GH

Session: Chronic Myeloid Leukemia: Biology and Pathophysiology, excluding Therapy

Abstract: 4293

Title: “BP1001, a Novel Therapeutic for Chronic Myelogenous Leukemia” (Link to abstract)

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, BP1001 (Liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369